As filed with the Securities and Exchange Commission on December 20, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in charter)

Cayman Islands

(State or jurisdiction of incorporation or organization)

Not Applicable

(I.R.S. Employer Identification No.)

Room 1902, Building C, King Long International Mansion

No. 9 Fulin Road, Beijing, 100107

People’s Republic of China

(Address including zip code, and telephone number of

registrant’s principal executive offices)

2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(800) 624-0909

(Name, address, including zip code, and

telephone number of Agent for Service)

with copies to:

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.
Two James Center, 14th Floor
1021 East Cary Street
Richmond, Virginia 23219
+1-804-771-5700 — telephone
+1-888-360-9092 — facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

ordinary shares, par value $0.0185 per share	2,886,000	(2)	$0.7782	(3)	$2,245,885	$272

(1) The aggregate amount of securities registered hereunder is 2,886,000 shares of Ordinary Shares. The 2,886,000 shares will be issued upon the issuance of restricted stock awards or other awards otherwise granted hereafter pursuant to Recon Technology, Ltd’s 2015 EQUITY INCENTIVE PLAN (the “2015 Plan”). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock awards granted under the 2015 Plan are subject to adjustment in accordance with the certain anti-dilution and other provisions under the 2015 Plan. Accordingly, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers such indeterminate additional ordinary shares granted or otherwise issuable after the operation of such anti-dilution and other provisions.

(2) Consists of shares that were automatically added to the shares authorized for issuance under the 2015 Plan pursuant to an “evergreen” provision contained in the 2015 Plan. Pursuant to the 2015 Plan, commencing on the first business day in fiscal year ending June 30, 2016 and on the first business day of each fiscal year thereafter, the maximum number of shares available for issuance under the 2015 Plan during that fiscal year shall be increased such that, as of such first business day, the maximum aggregate number of shares available for issuance under the 2015 Plan during that fiscal year shall be equal to Fifteen Percent (15%) of the number of total issued and outstanding shares of the Company as recorded by the Company’s transfer agent on the last business day of the prior fiscal year.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act based on the average of high and low prices of the Company’s ordinary shares on December 14, 2018, a date within five (5) business days prior to the date of filing this registration statement, as reported by the Nasdaq Capital Market (“Nasdaq”).

Explanatory Note

This Registration Statement on Form S-8 of Recon Technology, Ltd (the “Registration Statement”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act to register an additional 2,886,000 shares of our ordinary shares, par value $0.0185 per share (the “Ordinary Shares”) pursuant to an “evergreen” provision of the Company’s 2015 Plan.

This Registration Statement contains two parts. The first part of this Registration Statement contains Section 10(a) prospectuses as well as a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8) which covers reoffers and resale of “control securities” (as such term is defined in General Instruction C to Form S-8) of the Company. The reoffer prospectus relates to the resale of up to 586,000 shares of Ordinary Shares that have been or may be acquired by the selling shareholders under Recon Technology, Ltd 2015 Plan.

The second part of this Registration Statement contains information required pursuant to Part II of Form S-8 and will be used for offers of Ordinary Shares that may be issued in connection with the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b) (1).

The reoffer prospectus referred to in the explanatory note follows this page.

RECON TECHNOLOGY, LTD

REOFFER PROSPECTUS

586,000 SHARES OF ORDINARY SHARES

ACQUIRED OR MAY BE ACQUIRED BY THE SELLING SHAREHOLDERS

UNDER THE RECON TECHNOLOGY, LTD

2015 EQUITY INCENTIVE PLAN

This reoffer prospectus relates to the public resale of ordinary shares, par value $0.0185 per share (the “Ordinary Shares”), of Recon Technology, Ltd, a Cayman Islands company (the “Company”), that have been or may be acquired by certain selling shareholders (who we refer to herein as the “Selling Shareholders”) who have acquired or will acquire such shares pursuant to stock awards issuable under Recon Technology, Ltd’s 2015 EQUITY INCENTIVE PLAN (the “2015 Plan”). The Ordinary Shares offered hereby may be sold from time to time by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the public market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. We will not receive any proceeds from sales made under this reoffer prospectus.  The Selling Shareholders will bear all sales commissions and similar expenses.  Any other expenses in connection with the registration and offering and not borne by the Selling Shareholders will be borne by us.

Our Ordinary Shares are listed on Nasdaq Capital Market under the symbol “RCON.” On December 17, 2018, the closing price per share of our ordinary shares was $0.748.

Our principal executive offices are located at Room 1902, Building C, King Long International Mansion No. 9 Fulin Road, Beijing, 100107, People’s Republic of China.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 6 of this prospectus, as well as those included in the periodic and other reports we file with the Securities and Exchange Commission before you make your investment decision.

Neither the Securities and Exchange Commission, any United States state securities commission, the Cayman Islands Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2018.

You should rely only upon the information contained in this prospectus and the Registration Statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

CAUTIONARY Note on Forward-Looking Information

Certain statements contained in this prospectus constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: (a) our projected revenues and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital.

The foregoing does not represent an exhaustive list of risks. Please see “Risk Factors” herein for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus.  Accordingly, it does not contain all of the information that may be important to you.  You should read this entire prospectus carefully, including the information under “Risk Factors” and the financial statements and the notes thereto included elsewhere in this prospectus before making an investment decision.

Except where the context otherwise requires and for purposes of this prospectus only:

•	The terms “we,” “us,” “our company,” “the Company,” “our” and “Recon” refer to Recon Technology, Ltd, a Cayman Islands exempted company; Recon Technology Co., Limited, a Hong Kong company; Recon Investment Ltd., a Hong Kong company; Recon Technology (Jining) Co., Ltd., a PRC company; and Recon Hengda Technology (Beijing) Co., Ltd., .a PRC company

•	“Shares” and “ordinary shares” refer to our ordinary shares.

•	“China” and “PRC” refer to the People’s Republic of China.

•	all references to “RMB” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

•	“BHD” refers to Beijing BHD Petroleum Technology Co., Ltd., a PRC company.

•	“Nanjing Recon” refers to Nanjing Recon Technology Co., Ltd., a PRC company.

•	“HH BHD” refers to Huang Hua BHD Petroleum Equipment Manufacturing Co. LTD, a PRC company.

•	“Gan Su BHD” refers to Gan Su BHD Environmental Technology Co., Ltd, a PRC company.

•	“Qinghai BHD” refers to Qing Hai BHD New Energy Technology Co., Ltd., a PRC company.

For purpose of clarity, where the context requires us to differentiate between the entities generally referred to collectively as “Recon”, and for purposes of this prospectus only:

•	“Recon-CI” refers to Recon Technology, Ltd, a Cayman Islands exempted company.

•	“Recon-HK” refers to Recon Technology Co., Limited, a Hong Kong company.

•	“Recon-JN” refers to Recon Technology (Jining) Co., Ltd., a PRC company.

•	“Recon-IN” refers to Recon Investment Ltd., a Hong Kong company.

•	“Recon-BJ” refers to Recon Hengda Technology (Beijing) Co., Ltd., a PRC company.

THE COMPANY

We are a provider of hardware, software, and on-site services to companies in the petroleum mining and extraction industry in China (“PRC”). We provide services designed to automate and enhance the extraction of petroleum. To this end, we control by contract the PRC companies of BHD and Nanjing Recon (collectively, the “Domestic Companies”).

We are the center of strategic management, financial control and human resources allocation for the Domestic Companies. Through our contractual relationships with the Domestic Companies, we provide equipment, tools and other hardware related to oilfield production and management, and develop and sell our own specialized industrial automation control and information solutions. However, we do not engage in the production of petroleum or petroleum products.

We believe that one of the most important advancements in China’s petroleum industry has been the automation of significant segments of the exploration and extraction process. The Domestic Companies’ and our automation products and services allow petroleum mining and extraction companies to reduce their labor requirements and improve the productivity of oilfields. The Domestic Companies’ and our solutions allow our customers to locate productive oilfields more easily and accurately, improve control over the extraction process, increase oil yield efficiency in tertiary stage oil recovery, and improve the transportation of crude oil.

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Our principal executive offices are located at Room 1902, Building C, King Long International Mansion, No. 9 Fulin Road, Beijing, 100107, People’s Republic of China. Our telephone number at this address is +86 (10)8494-5799. Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “RCON.”

Our Internet website, www.recon.cn, provides a variety of information about our Company. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 20-F, and current reports on Form 6-K filed with the United States Securities and Exchange Commission (the “SEC”) are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

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THE OFFERING

Outstanding Shares Prior to the Offering	20,940,633 shares of our Ordinary Shares issued and outstanding as of December 20, 2018 (1)

Ordinary Shares being offered	Up to 586,000 shares.
by Selling Shareholders

Use of Proceeds	We will not receive any proceeds from the sale of our Ordinary Shares by the Selling Shareholders.

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

Nasdaq Symbol	RCON

(1) Does not include ordinary shares issuable upon the exercise of options or warrants outstanding on the date hereof.

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RISK FACTORS

The information included and incorporated by reference in this Prospectus contains “forward-looking statements,” within the meaning of the federal securities laws. These statements describe the Company’s plans and beliefs concerning future business conditions and the outlook for the Company based on currently available information. The Company’s actual results could differ materially from those described in the forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include the risks discussed in our more recent filings with the SEC which are incorporated by reference in this Prospectus. See “Incorporation of Certain Documents by Reference” below.

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

Since the 1990s, several international companies engaged in supplying integrated automation services for the petroleum extraction industry have been qualified in China. These competitors have significantly greater financial and marketing resources and name recognition than we have. In addition, at least five domestic private competitors also compete with us, and more competitors may enter the market as Chinese petroleum companies seek to reduce oil production costs and improve efficiencies. There can be no assurance that we will be able to compete effectively in our industry.

In addition, our competitors may introduce new systems. If these new systems are more attractive to customers than the systems we currently use or may develop, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition may become more intense as more integrated automation service providers, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new systems our competitors may implement. Any of these competitive factors could have a material adverse effect on our revenues and profitability.

We must continually research and develop new technologies and products to remain competitive.

Because our industry is so competitive, we will need to continually research, develop and refine new technologies and offer new products to compete effectively. Many factors may limit our ability to develop and refine new products, including the availability of funds to dedicate to this portion of our business and access to new products and technologies that we can incorporate into our products, as well as marketplace resistance to new products and technologies. We believe that the Domestic Companies (defined in the following paragraph) and our products are able to compete in the marketplace based upon, among other things, our intellectual property. We cannot assure investors that applications of our and the Domestic Companies’ technologies or those of third parties, if developed, will not be rendered superfluous or obsolete by research efforts and technological advances by others in these fields.

We control by contract the PRC companies of Beijing BHD Petroleum Technology Co., Ltd. (“BHD”) and Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”), collectively, the Domestic Companies. As new technologies are developed, the Domestic Companies and we may need to adapt and change our products and services, our method of marketing or delivery or alter our current business in ways that may adversely affect revenue and our ability to achieve our proposed business goals. Accordingly, there is a risk that the Domestic Companies’ and our technology will not support a viable commercial enterprise.

Our financial performance is dependent upon the sale and implementation of petroleum mining and extraction software and hardware and related services, a single, concentrated group of products.

We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. The life cycle of our products and services is difficult to estimate due in large measure to the potential effect of new software and hardware applications and enhancements, including those we introduce, and the maturation in both the Chinese petroleum and software/hardware industries. If we are unable to continually improve our software and hardware to address the changing needs of the Chinese petroleum industry, we may experience a significant decline in the demand for the Domestic Companies’ and our products and services. In such a scenario, our revenues may significantly decline.

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As a technology-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect the Domestic Companies’ and our software and hardware, which may afford only limited protection.

Although the Chinese government has issued Nanjing Recon over ten copyrights on software and Nanjing Recon and BHD over forty patents on products, we cannot guarantee that competitors will be unable to develop technologies that are similar or superior to the Domestic Companies’ and our technology. Despite our efforts to protect the Domestic Companies’ and our proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of the Domestic Companies’ and our products or to obtain and use information that the Domestic Companies and we regard as proprietary. Furthermore, our competitors may independently develop substantially equivalent or superior proprietary information and techniques, reverse engineer information and techniques, or otherwise gain access to our proprietary technology. In the future, we cannot guarantee that others will not use the Domestic Companies’ and our technology without proper authorization. In addition, under the Chinese intellectual property law, the 50-year protection period for software copyright and 10-year patent protection period are not subject to renewal upon expiration.

The Domestic Companies and we develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to develop, market or ship certain of our products while we seek to implement technology offered by alternative sources. While it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

In addition, the Domestic Companies and we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product development or shipment delays or force the Domestic Companies or us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring the Domestic Companies or us to pay additional royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license. In addition, the laws of China may not protect proprietary rights to the same extent as U.S. law. Therefore, we may be unable to meaningfully protect our rights in trade secrets, technical know-how and other non-patented technology. Any failure to enforce or protect the Domestic Companies’ and our rights could cause us to lose the ability to exclude others from issuing technology to develop or sell competing products.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive and negatively impact our business.

We rely on trademark, patent and trade secret law, as well as confidentiality agreements with certain of our employees to protect our proprietary rights. The product patents owned by the Company are employee service patents invented by the Company’s key employees. We generally require the Domestic Companies’ and our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with, as applicable, the respective Domestic Companies and the Company. These agreements typically provide that all material and confidential information developed or made known to the individual during the course of the individual’s relationship with the Company is owned by the Company and will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements.

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We may be accused of infringing the intellectual property rights of others.

In the future, the Domestic Companies and we may receive notices claiming that we are infringing the proprietary rights of third parties. We cannot guarantee that the Domestic Companies and we will not become the subject of infringement claims or legal proceedings by third parties with respect to the Domestic Companies’ and our current programs or future software developments. Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products. Neither the Domestic Companies nor we have been the subject of an intellectual property claim since our formation.

Our software products may contain integration challenges, design defects or software errors that could be difficult to detect and correct.

Despite extensive testing, we may, from time to time, discover defects or errors in the Domestic Companies’ and our software only after use by a customer. We may also experience delays in shipment of our software during the period required to correct such errors. In addition, we may, from time to time, experience difficulties relating to the integration of the Domestic Companies’ and our software products with other hardware or software in the customer’s environment that are unrelated to defects in such software products. Such defects, errors or difficulties may cause future delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with the Domestic Companies’ and our software. Since these software products are used by our customers to perform mission-critical functions related to petroleum mining and extraction, design defects, software errors, misuse of these products, incorrect data from external sources or other potential problems within or out of our control that may arise from the use of the Domestic Companies’ and our products could result in financial or other damages to our customers. We do not maintain product liability insurance. Although our license agreements with customers contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. To the extent we are found liable in a product liability case, we could be required to pay substantial amount of damages to an injured customer, thereby impairing our financial condition.

We are dependent on the state of the PRC’s economy as the majority of our business is conducted in the PRC.

Currently, the majority of our business operations are conducted in the PRC, and most of our customers are also located in the PRC. Accordingly, any significant slowdown in the PRC economy may cause our customers to reduce expenditures or delay the building of new facilities or projects. This may in turn lead to a decline in the demand for our products and services. That would have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to help our customers find, develop and acquire petroleum reserves.

To remain competitive in our industry, our products must help our customers locate and develop or acquire new crude oil reserves to replace those depleted by production. Without successful exploration or acquisition activities, our customers’ reserves, production and revenues will decline rapidly. If the Domestic Companies’ and our technology is less well accepted for helping our customers locate additional reserves than our competitors’ technology, our customers may terminate their relationships with us, which could have a material adverse effect on our financial condition and future growth prospects.

Our customers are companies engaged in the petroleum industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We have derived most of our revenues to date from providing integrated automation services to Chinese petroleum companies at oilfields within China. Our customers’ success is intrinsically linked to economic conditions both in China and in the petroleum industry in general and the volatility of prices of crude oil and refined products in particular. The petroleum industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Demand for our services could be harmed by volatility in the petroleum industry. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future volatility in the petroleum industry.

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Our revenues are highly dependent on a very limited number of customers, which subjects our business to high seasonality. Our contracts with such customers may be terminated at any time, materially and adversely affecting our business.

Historically, we derived the majority of our revenues from two customers, (i) China National Petroleum Corporation (“CNPC”) and (ii) China Petroleum and Chemical Corporation (“Sinopec”). Since the fiscal year ended June 30, 2017, Sinopec accounted for less than 5% of our revenues.

We provide products and services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 45%, 72% and 75% of our revenues in the fiscal years ended June 30, 2018, 2017 and 2016, respectively, and any termination of our business relationships with CNPC would materially harm our operations.

In the fiscal year ended June 30, 2018, we had a new client of chemical plants, which accounted for approximately 43.29% of our revenues. We also signed a series of contracts with Shenhua Group Corporation Limited (“Shenhua Group”) and expect to receive significant revenue from it in the fiscal year 2019. Any termination of our business relationships with CNPC or any other major client would materially harm our operations.

Because we derive such a high percentage of our revenues from CNPC and a few new clients, our revenue has been subject to high seasonality. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Because these matters depend on reaching agreements with these clients, revenue recognition occurs, to a large extent, on their schedule. Accordingly, revenue recognized in the first quarter is usually the smallest in proportion to that for the whole year, due to our clients’ budgeting and planning schedules. If these clients were to change its budgeting or planning schedule our high and low quarters could also shift. This seasonality limits our ability to make accurate long-term predictions about our performance and makes it difficult to compare our revenues across quarters.

Changes in environmental and regulatory factors may harm our business.

The oil drilling industry in China to date has not been subject to the type and scope of regulation seen in Europe and the United States. However, the Chinese government may implement new legislation or regulations or may enforce existing laws more stringently. Either of these scenarios may have a significant impact on our customers’ mining and extraction operations and may require us or our customers to significantly change operations or to incur substantial costs. We believe that the Domestic Companies’ and our operations in China are in compliance with China’s applicable legal and regulatory requirements. However, there can be no assurance that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures.

Petroleum reserve degradation and depletion may reduce our customers’ and our profitability.

Our profitability depends substantially on our ability to help our customers exploit their oil reserves at competitive costs. Replacement reserves may not be available to our customers when required or, if available, may not be drilled at costs comparable to those characteristics of the depleting oilfield. The Domestic Companies’ and our technology may not enable our customers to accurately assess the geological characteristics of any new reserves, which may adversely affect their decision to use the Domestic Companies’ and our products in the future.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

Our company is much smaller than our main foreign competitors, including Schlumberger Limited, Honeywell International, Emerson Process Management and Rockwell Automation, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to all companies engaged in the integrated automation services industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract or assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our technological products and the effectiveness of installation and training could be materially impaired.

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We are substantially dependent upon our key personnel, particularly Shenping Yin, our Chief Executive Officer, Mr. Chen Guangqiang, our Chief Technology Officer and Ms. Jia Liu, our Chief Financial Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, we rely on the services of:

•	Mr. Shenping Yin, Chief Executive Officer;
•	Mr. Chen Guangqiang, Chief Technology Officer; and
•	Ms. Jia Liu, Chief Financial Officer.

Each of these individuals would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully develop new systems and develop new programs and enhancements. In addition, we would need to spend considerable time and other resources to seek suitable replacements, which might detract from our efforts to develop our business.

Our business is capital intensive and our growth strategy may require additional capital, which may not be available on favorable terms or at all.

We may require additional cash resources due to changed business conditions, implementation of our growth strategy or potential investments or acquisitions we may pursue. To meet our capital needs, we may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities or other securities convertible into such equity securities could result in dilution of your holdings. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

We do not intend to pay dividends in the foreseeable future and there are certain restrictions on the payment of dividend under PRC laws.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our ordinary shares. As we intend to remain in a growth mode, we intend to reinvest any profits in the foreseeable future to grow the business. We cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we are profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. If we determine to pay dividends on any of our ordinary shares in the future, we will be dependent, in large part, on receipt of funds from the Domestic Companies.

We are a holding company with no operations of our own and substantially all of our operations are conducted through Nanjing Recon and BHD, hereafter referred to as our Domestic Companies, which are established as variable interest entities (“VIEs”) under the laws of the People’s Republic of China (“PRC”). Our ability to pay dividends is dependent upon dividends and other distributions from the Domestic Companies. Chinese legal restrictions permit payment of dividends to us by our Domestic Companies only out of their respective accumulated net profits, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, our Domestic Companies are required to set aside a portion (at least 10%) of their after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of our Domestic Companies’ registered capital. These funds may be distributed to shareholders at the time of each Domestic Company’s wind up. Payments of dividends by Domestic Companies to us are also subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

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Our certificates, permits, and license are subject to governmental control and renewal, and the failure to obtain renewal would cause all or part of our operations to be suspended and may have a material adverse effect on our financial condition.

We are subject to various PRC laws and regulations pertaining to automation services for the petroleum extraction industry. We have obtained certain certificates, permits, and licenses required for the operation of an automation services provider for the petroleum extraction industry and the manufacturing and distribution of software and hardware products in the PRC.

During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time. In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, and the enforcement and performance of our contractual arrangements with the Domestic Companies and their shareholders.

Recon Technology, Ltd (the “Company”), Recon Technology Co., Limited (“Recon HK”), Jining Recon Technology Ltd. (“Recon JN”), Recon Investment Ltd. (“Recon IN”) and Recon Hengda Technology (Beijing) Co., Ltd. (“Recon BJ”) are considered foreign persons or foreign invested enterprises under PRC law. As a result, the Company, Recon-HK, Recon-JN, Recon-IN and Recon-BJ are subject to PRC law limitations on foreign ownership of domestic companies. Although the primary business of the Domestic Companies falls within a category in which foreign investment is currently encouraged, the uncertainty of PRC regulations and governmental policies affecting foreign ownership may result in the Company being required to hold (or, conversely, being prohibited from holding), directly or indirectly, a given percentage of the Domestic Companies’ equity interests. Our contractual arrangements with the Domestic Companies and their shareholders, which allow us to substantially control the Domestic Companies through Recon-JN, are governed by Chinese law. We cannot assure you, however, that we will be able to enforce these contracts. If we are unable to enforce these contracts, we could be required to deconsolidate such Domestic Company from our financial results.

In addition, Chinese laws and regulations limiting foreign ownership of domestic companies are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations and future growth prospects.

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Although we believe we comply and will continue to comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The PRC government may determine that the agreements we use to control the Domestic Companies are not in compliance with applicable PRC laws, rules and regulations and are therefore unenforceable.

In the PRC, foreign invested enterprises are forbidden or restricted to engage in certain specified businesses or industries which are sensitive to the economy. The Chinese government periodically revises its list of encouraged, permitted, restricted, and forbidden industries. As we intend to centralize our management and operation in the PRC without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe the agreements between Recon-JN and the Domestic Companies will be essential for our business operation. In order for Recon-JN to manage and operate our business through the Domestic Companies in the PRC, these agreements were entered into under which almost all the business activities of the Domestic Companies are managed and operated by Recon-JN and almost all economic benefits and risks arising from the business of the Domestic Companies are transferred to Recon-JN.

Risks are associated with our operations under the agreements with the Domestic Companies. If the PRC government determines that these agreements used to control the Domestic Companies are unenforceable as they circumvent the PRC restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;
•	discontinuing or restricting our operations;
•	imposing conditions or requirements in respect of the agreements with the Domestic Companies with which we may not be able to comply;
•	requiring us to restructure the relevant ownership structure or operations;
•	taking other regulatory or enforcement actions that could adversely affect our business; and
•	revoking the business license and/or the licenses or certificates of Recon-JN, and/or voiding the agreements.

Any of these actions could have a material adverse impact on our business, future operating prospects, financial condition and results of operations.

Our contractual arrangements with the Domestic Companies and their respective shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in the Domestic Companies and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over the Domestic Companies as direct ownership. For example, BHD could fail to take actions required for our business or fail to pay dividends to Recon-JN despite its contractual obligation to do so. If the Domestic Companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that any of the Domestic Companies’ shareholders would always act in our best interests.

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Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration Over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents Via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations.

As Circular 37 is newly-issued, it is unclear how these regulations will be interpreted and implemented. In addition, different local SAFE branches may have different views and procedures as to the interpretation and implementation of the SAFE regulations, and it may be difficult for our ultimate shareholders or beneficial owners who are PRC residents to provide sufficient supporting documents required by the SAFE or to complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on Recon-JN’s ability to pay dividends or make distributions to us and on our ability to increase our investment in the Recon-JN.

Under Circular 37, if a non-listed special purpose vehicle uses its own equity or share option to grant equity incentive awards to directors, supervisors, members of senior management or employees directly employed by a domestic enterprise that is directly or indirectly controlled by such special purpose vehicle, or with which such employee has established an employment relationship, any of such directors, supervisors, members of senior management or employees who is a PRC resident should, prior to exercising their rights, file an application with the SAFE for foreign exchange registration with respect to such special purpose vehicle. However, in practice, different local SAFE branches may have different views and procedures as to the interpretation and implementation of the SAFE regulations and, since Circular 37 was the first regulation to regulate the foreign exchange registration of a non-listed special purpose vehicle’s equity incentive granted to PRC residents, there remains uncertainty with respect to its implementation.

Our contractual arrangements with the Domestic Companies may result in adverse tax consequences to us.

As a result of our corporate structure and contractual arrangements between Recon-JN and the Domestic Companies, we are effectively subject to several PRC taxes on both revenues generated by Recon-JN’s operations in China and revenues derived from Recon-JN’s contractual arrangements with the Domestic Companies. Moreover, we would be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Recon-JN and the Domestic Companies were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could request that we adjust our taxable income upward for PRC tax purposes. If the PRC tax authorities took such action, such authorities would be able to establish in its sole discretion the amount of tax payable by Recon-JN, so we cannot predict the effect of such action on our company other than the likely effect that our profits would decrease. Such a pricing adjustment could adversely affect us by:

•	increasing our tax expenses, which could subject Recon-JN to late payment fees and other penalties for under-payment of taxes; and/or

•	resulting in Recon-JN’s loss of preferential tax treatment.

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The principal shareholders of the Domestic Companies have potential conflicts of interest with us, which may adversely affect our business.

Shenping Yin, our Chief Executive Officer, and Chen Guangqiang, our Chief Technology Officer, are significant shareholders in our company. They are also the principal shareholders of each of the Domestic Companies and collectively control the Domestic Companies. Conflicts of interests between their duties to our company and the respective Domestic Companies may arise. For example, Mr. Yin and Mr. Chen could cause a Domestic Company to fail to take actions that are in the best interests of our Company or to fail to pay dividends to Recon-JN despite its contractual obligation to do so if making such payment would harm the Domestic Company.

As Mr. Yin and Mr. Chen are also directors and executive officers of our company, they have duties of loyalty and care to us under Cayman Islands law when there are any potential conflicts of interests between our company and the Domestic Companies. Each of Mr. Yin and Mr. Chen has executed an irrevocable power of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on his behalf on all matters related to the Domestic Companies requiring shareholder approval. We cannot assure you, however, that if conflicts of interest arise, they will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Yin and Mr. Chen could violate their respective employment agreements with us or their legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Yin and Mr. Chen, as applicable, we would have to rely on legal proceedings, which could result in the disruption of our business.

Any deterioration of the relationship between Recon-JN and the Domestic Companies could materially and adversely affect the overall business operation of our company.

Our relationship with our Domestic Companies is governed by their agreements with Recon-JN, which are intended to provide us, through our indirect ownership of Recon-JN, with effective control over the business operations of our Domestic Companies. However, these agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations. Our Domestic Companies could violate these agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under these agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If Recon-JN exercises its purchase option of the Domestic Companies’ equity pursuant to the Exclusive Equity Interest Purchase Agreement, payment of the purchase price could materially and adversely affect our financial position.

Under the Exclusive Equity Interest Purchase Agreement, Recon-JN holds an option to purchase all or a portion of the equity of the Domestic Companies at a price, based on the capital paid in by the Domestic Company shareholders. If applicable PRC laws and regulations require an appraisal of the equity interest or provide other restriction on the purchase price, the purchase price shall be the lowest price permitted under the applicable PRC laws and regulations. As the Domestic Companies are already contractually controlled affiliates to our company, Recon-JN’s purchase of the Domestic Companies’ equity would not bring immediate benefits to our company and the exercise of the option and payment of the purchase prices could adversely affect our financial position and available working capital.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2018, 2019 and 2020. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders.

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Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2018 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. However, Cayman Islands statutory law does provide a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court for a determination of the fair value of the dissenter’s shares if it is not possible for the dissenter and the Company to agree a fair price within the time limits prescribed. Also, our Cayman Islands counsel is not aware of a significant number of reported derivative actions having been brought in Cayman Islands courts. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings which are similar. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court.

As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2018 Revision) and other applicable Cayman Islands laws. Certain of our directors and officers reside outside of the United States. In addition, the Company’s assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof on the grounds that such provisions are penal in nature, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Our Cayman Islands’ counsel has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.

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Risks Related to Doing Business in China

Adverse changes in China’s political, economic or social conditions or government policies could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially adversely affect our competitive position.

We conduct substantially all of our operations and generate most of our revenues in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;
•	the early stage of development of the market-oriented sector of the economy;
•	the relatively rapid growth rate;
•	the higher level of control over foreign exchange; and
•	the allocation policies of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on our business. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. The PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC, Recon-JN, which is a wholly foreign owned enterprise in China. The Company also wholly owns Recon-BJ, which was incorporated under the laws of the PRC, through Recon-IN. Recon-JN and Recon-BJ are generally subject to laws and regulations applicable to foreign invested enterprises in China and intellectual property protections. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, a series of new PRC laws and regulations have significantly enhanced the protections afforded to intellectual property rights and various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early stage of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

We may be subject to foreign exchange controls in the PRC.

Our PRC subsidiary and affiliates are subject to PRC rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificate for FIEs.” Recon-JN and Recon-BJ are FIEs. With such registration certifications (which need to be renewed annually), FIEs are allowed to open foreign currency accounts including the “recurrent account” and the “capital account.” Currently, conversion within the scope of the “recurrent account” can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE. Accordingly, compliance with SAFE requirements may limit how we are able to use our funds, in ways that we would not be limited if we operated in countries other than China.

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Fluctuations in exchange rates could adversely affect the value of our securities.

Changes in the value of the RMB against the U.S. dollar and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on our shares in U.S. dollar terms. For example, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. We do not plan to enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Recent PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents, if applied to us, may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into Recon-JN, Recon-HK, Recon-IN and Recon-BJ, limit Recon-JN’s, Recon-HK’s, Recon-IN’s and Recon-BJ’s ability to distribute profits to us or otherwise materially adversely affect us.

On October 21, 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before November 1, 2005, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company (Recon-JN, Recon-HK, Recon-IN and Recon-BJ for our company) may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Because of uncertainty over how the SAFE notice will be interpreted and implemented, we cannot predict how it will affect our business operations or future strategies. For example, Recon-JN’s, Recon-HK’s, Recon-IN’s, Recon-BJ’s and any prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our company’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

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Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed the Enterprise Income Tax Law, or the EIT Law, and it is implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China, or the SAT, issued the Circular Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the SAT Notice 82, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or enterprise group. Pursuant to the SAT Notice 82, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or enterprise group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. After SAT Notice 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Notice 82 and clarify the reporting and filing obligations of such “non-domestically incorporated resident enterprise.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. On January 29, 2014, the SAT issued Announcement of the State Administration of Taxation on Recognizing Resident Enterprises Based on the Criteria of de facto Management Bodies, to further clarify the reporting and filing procedure for offshore entities controlled by a Chinese enterprise or enterprise group and recognized as a resident enterprise.

The determining criteria set forth in SAT Notice 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals. If the PRC tax authorities determine that Recon or its subsidiaries is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we complete our sales, including export sales, in China. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to the clause 26 of the EIT Law. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our ordinary shares, or the gain our non-PRC shareholders may realize from the transfer of our ordinary shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC shareholders, or if non-PRC shareholders are required to pay PRC income tax on gains on the transfer of their shares of ordinary shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

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PRC regulations and potential registration requirements relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

On August 8, 2006, six PRC regulatory agencies, including the PRC Ministry of Commerce (“MOC”), the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOC as a key regulator for issues related to mergers and acquisitions in China and requiring MOC approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the M&A Rules include new provisions that purport to require that an offshore SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the PRC regulatory authorities take the view that the VIE Agreements constitute a reverse merger acquisition or round-trip investment in related party transactions without the approval of the national offices of MOC, they could invalidate the VIE Agreements. Additionally, the PRC regulatory authorities may take the view that any public offering plan will require the prior approval of CSRC. If we cannot obtain MOC or CSRC approval in case we are required to do so, our business and financial performance will be materially adversely affected. We may also face regulatory actions or other sanctions from the MOC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds of this or any other offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.

Also, if the CSRC later requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our ordinary shares.

PRC registration requirements for stock option plans of overseas publicly-listed companies may restrict our ability to adopt equity compensation plans for our directors and employees or otherwise limit our PRC subsidiaries’ ability to distribute profits to us.

In February 2012, SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE on March 28, 2007. Under the Stock Option Notice and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must collectively retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also collectively retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC employees who have been granted stock options are subject to these regulations. Failure of our PRC stock option holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to compensate our employees and directors through equity compensation, limited our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially adversely affect our business.

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The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

We may be unable to establish and maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results or prevent fraud.

The PRC historically has been deficient in western style management, governance and financial reporting concepts and practices, as well as in modern banking, and other control systems. Our current management has little experience with western style management, governance and financial reporting concepts and practices, and we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, and especially given that we are a publicly listed company in the U.S. and subject to regulation as such, we may experience difficulty in establishing management, governance, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

Risks Related to Our Ordinary Shares

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NASDAQ Capital Market. Press releases relating to financial results and material events are also furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer. As a Cayman Islands company listed on the NASDAQ Capital Market, we are subject to the NASDAQ Capital Market corporate governance listing standards. However, NASDAQ Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ Capital Market corporate governance listing standards. To the extent that we choose to utilize the home country exemption for corporate governance matters, our shareholders may be afforded less protection than they otherwise would under the NASDAQ Capital Market corporate governance listing standards applicable to U.S. domestic issuers. We follow home country practice with respect to annual shareholders meetings

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share you paid. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by existing investors, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by existing investors.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our ordinary shares. We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and currently do not plan to pay any cash dividends in the foreseeable future.

Future sales of a significant number of our ordinary shares in the public markets, or the perception that such sales could occur, could depress the market price of our ordinary shares.

Future sales of a substantial number of our ordinary shares in the public markets, or the perception that such sales could occur, could depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities. If any existing shareholder or shareholders sell a substantial amount of our ordinary shares, the prevailing market price for our ordinary shares could be adversely affected. In addition, if we pay for our future acquisitions in whole or in part with additionally issued ordinary shares, your ownership interests in our company would be diluted and this, in turn, could have a material and adverse effect on the price of our ordinary shares.

The market price for our securities may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares has been, and is likely to remain, volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in the Chinese petroleum and energy industries;
•	changes in the Chinese economy;

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•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	future sales of our ordinary shares;
•	period to period fluctuations in our financial results;
•	low trading volume of our ordinary shares;
•	additions or departures of key personnel; or
•	potential litigation.

We expect that any other securities of our Company are likely to be similarly volatile. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our securities in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our securities.

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USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders. All expenses of the registration of the shares will be paid by us. See “Selling Shareholders” and “Plan of Distribution.”

SELLING SHAREHOLDERS

This reoffer prospectus relates to our Ordinary Shares that are being registered for reoffers and resales by selling shareholders who have acquired or may acquire shares pursuant to the 2015 Plan. Offers and sales by selling shareholders who are our “affiliates” (as such term is defined in Rule 405 under the Securities Act) are also covered by this reoffer prospectus. The selling shareholders are our prior, current and future officers and directors (or any of their respective assigns) who have acquired or may acquire in the future shares of our Ordinary Shares under the 2015 Plan. The selling shareholders may, from time to time, resell all, a portion or none of the shares of our Ordinary Shares covered by this reoffer prospectus. There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them under this reoffer prospectus. The address for each of the selling shareholders listed below is c/o Recon Technology, Ltd, Room 1902, Building C, King Long International Mansion, No. 9 Fulin Road, Beijing, 100107, People’s Republic of China, and our telephone number is +86 (10) 8494-5799. The information contained in this table reflects “beneficial” ownership.

Any changed information will be set forth in an amendment to the registration statement or supplement to this reoffer prospectus, to the extent required by law.

Name (1)	Position, Office, or Other Material Relationship	Number of Shares Owned (2)	Number of Shares to be Offered for the Account of the Selling Shareholder (3)(4)	Number of Shares to be Owned After Offering	% Owned After Offering (5)
Yongquan Bi	Chairman	3,100,000	100,000	3,000,000	13.4
Shenping Yin	CEO, Director	3,139,442	100,000	3,039,442	13.6
Guangqiang Chen (6)	CTO, Director	3,179,442	100,000	3,079,442	13.8
Jia Liu	CFO	565,000	80,000	485,000	2.2
Shudong Zhao	Director	143,000	80,000	63,000	*
Nelson N.S. Wong	Director	153,000	50,000	103,000	*
Jijun Hu	Director	150,000	50,000	100,000	*
Changqing Yan	Director	26,000	26,000	0	0

*	Less than 1%

(1)	All individuals named are current or former officers or directors of us.

(2)	The shares owned by a person include shares owned by the individual as well as shares issuable upon the exercise of options or restricted shares granted to the selling shareholder under the 2009 Stock Incentive Plan and the 2015 Plan, whether or not such options or restricted shares must vest or become exercisable (as applicable) within 60 days of the reoffer prospectus.

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(3)	The amounts for each selling shareholder assume full vesting of all outstanding restricted shares held by such selling shareholder under the 2015 Plan.

(4)	Assumes that all shares offered hereby are sold but no other securities held by the selling shareholders are sold.

(5)	Percentage of beneficial ownership is based on 17,684,282 shares, which consists of 16,270,349 shares outstanding as of December 20, 2018, and 1,413,933 shares subject to options that are exercisable within 60 days after December 20, 2018.

(6)	Includes 40,000 shares held by Mr. Chen’s wife.

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PLAN OF DISTRIBUTION

In this section of the reoffer prospectus, the term “selling shareholder” means and includes:

•	the persons identified in the table above as the selling shareholders;

•	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive stock or options under the Plans; and

•	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the Ordinary Shares offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The Ordinary Shares offered by this reoffer prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling shareholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Ordinary Shares offered hereby. The distribution of the Ordinary Shares by the selling shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling shareholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of our Ordinary Shares.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the Ordinary Shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Ordinary Shares. The broker-dealer may then resell or otherwise transfer such Ordinary Shares pursuant to this reoffer prospectus.

The selling shareholders also may lend or pledge our Ordinary Shares to a broker-dealer. The broker-dealer may sell the Ordinary Shares so lent, or upon a default the broker-dealer may sell the pledged shares of Ordinary Shares pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Ordinary Shares of the selling shareholders.

Although the Ordinary Shares covered by this reoffer prospectus are not currently being underwritten, the selling shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Ordinary Shares may be deemed “underwriters” within the meaning of the Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Ordinary Shares offered hereby may not simultaneously engage in market making activities with respect to the Ordinary Shares for a period of up to five days preceding such distribution. The selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling shareholders.

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In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Ordinary Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Ordinary Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares offered hereby. However, the selling shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Ordinary Shares offered pursuant to this reoffer prospectus. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the selling shareholders will sell any or all of the securities offered by them hereby.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 20-F for the year ended June 30, 2018;

(b)	the Company’s current reports on Form 6-K filed on August 22, 2018 and on Form 6-K/A filed on August 28, 2018; and

(c)	the description of the ordinary shares, $0.0185 par value per share, contained in the Registrant’s registration statement on Form S-1 filed with the Commission on January 8, 2010 (File Number 333-164273) pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the ordinary shares, $0.0185 par value per share, contained in the registration statement on Form S-1 filed with the Commission on April 3, 2009 (File Number 333-158393) and declared effective by the Commission on August 10, 2009, and any amendment or report filed with the Commission for purposes of updating such description.

All documents that we have filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this reoffer prospectus and to be part of this reoffer prospectus from the date of filing of these documents. We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing to Secretary, Recon Technology, Ltd, Room 1902, Building C, King Long International Mansion, No. 9 Fulin Road, Beijing, 100107, People’s Republic of China, and our telephone number is +86 (10) 8494-5799.

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LEGAL MATTERS

The validity of the Ordinary Shares being offered herein has been passed upon for us by Campbells.

EXPERTS

Friedman LLP, an independent registered public accounting firm, has audited our financial statements incorporated by reference in this prospectus for the year ended June 30, 2018.  Our financial statements are incorporated by reference in reliance on the reports of Friedman LLP, given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES LAW LIABILITIES

Cayman Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association and Cayman Islands common law, indemnification is not available, however, if those events were incurred or sustained by or through their own dishonesty, fraud, gross negligence, willful neglect or default. While our Articles of Association explicitly prohibit indemnification in cases involving willful neglect or default, the Cayman Island common law extends this prohibition to cases involving dishonesty, fraud and gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons (within the meaning of the Securities Exchange Act) pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See also Registrant’s undertakings in Section 9 of this Registration Statement.

Recon Technology, Ltd

586,000 Shares of Ordinary Shares

Par Value $0.0185 Per Share

REOFFER PROSPECTUS

December 20, 2018

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Recon Technology, Ltd  (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

The following documents are incorporated in this Prospectus by reference:

(a)	the Company’s Annual Report on Form 20-F for the year ended June 30, 2018;

(b)	the Company’s current reports on Form 6-K filed on August 22, 2018 and on Form 6-K/A filed on August 28, 2018; and

(c)	the description of the ordinary shares, $0.0185 par value per share, contained in the Registrant’s registration statement on Form S-1 filed with the Commission on January 8, 2010 (File Number 333-164273) pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the ordinary shares, $0.0185 par value per share, contained in the registration statement on Form S-1 filed with the Commission on April 3, 2009 (File Number 333-158393) and declared effective by the Commission on August 10, 2009, and any amendment or report filed with the Commission for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the Ordinary Shares offered hereby will be passed upon by Campbells, Cayman Islands counsel to the Registrant.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association and Cayman Islands common law, indemnification is not available, however, if those events were incurred or sustained by or through their own dishonesty, fraud, gross negligence, willful neglect or default. While our Articles of Association explicitly prohibit indemnification in cases involving willful neglect or default, the Cayman Island common law extends this prohibition to cases involving dishonesty, fraud and gross negligence.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons (within the meaning of the Securities Exchange Act) pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See also Registrant’s undertakings in Section 9 of this Registration Statement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.

EXHIBIT

5.1	Opinion of Campbells

23.1	Consent of Campbells (included in Exhibit 5.1)

23.2	Consent of Friedman LLP

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Recon 2015 Incentive Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8 filed by the Company on September 13, 2016)

Item 9.	Undertakings.

(a)         The Registrant hereby undertakes:

 (1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(c)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

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(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Arizona, this 20th day of December 2018.

RECON TECHNOLOGY, LTD

By:	/s/ Shenping Yin
Name:	Shenping Yin
Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Jia Liu
Name:	Jia Liu
Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shenping Yin and Jia Liu and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement or Amendment thereto on Form S-8.

SIGNATURE	TITLE	DATE

/s/ Shenping Yin	Chief Executive Officer and Director	December 20, 2018
Shenping Yin	(Principal Executive Officer)

/s/ Jia Liu	Chief Financial Officer	December 20, 2018
Jia Liu	(Principal Accounting and Financial Officer)

/s/ Jianben Song		December 20, 2018
Jianben Song	(Authorized Representative in the United States)

/s/ Guangqiang Chen	Chief Technology Officer and Director	December 20, 2018
Guangqiang Chen

/s/ Shudong Zhao	Director	December 20, 2018
Shudong Zhao

/s/ Jijun Hu	Director	December 20, 2018
Jijun Hu

/s/ Nelson N.S. Wong	Director	December 20, 2018
Nelson N.S. Wong

/s/ Yongquan Bi	Director	December 20, 2018
Yongquan Bi

/s/ Changqing Yan	Director	December 20, 2018
Changqing Yan

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EXHIBIT INDEX

EXHIBIT

5.1	Opinion of Campbells

23.1	Consent of Campbells (included in Exhibit 5.1)

23.2	Consent of Friedman LLP

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Recon 2015 Incentive Stock Option Plan (incorporated by reference to the Registration Statement on Form S-8 filed by the Company on September 13, 2016)

32